Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of September 16, 2022 (the “Effective Date”), by and between ReJoy (“ReJoy”), a California corporation and Jupiter Wellness, Inc., a Delaware corporation (“Jupiter”).

WHEREAS, ReJoy has developed certain proprietary technology and related intellectual property for the treatment of female nipple neuropathy and sexual dysfunction.

WHEREAS, ReJoy and Jupiter desire to enter into a license agreement whereby Jupiter has the right to be the exclusive licensee to develop, manufacture and sell prescription drugs (“Products”) exploiting such ReJoy technology worldwide.

NOW, THEREFORE, ReJoy and Jupiter hereby agree as follows:

ARTICLE I

DEFINITIONS

The defined terms set forth herein shall have the meanings as indicated below, except where the context otherwise requires, and shall be equally applicable in the singular or the plural form.

1.1 “Agreement Payments” shall mean as defined in Section 4.4.

1.2 “Audit” shall mean as defined Section 4.5.

1.3 “Business Day” shall mean days between and including Monday to Friday, and shall not include public holidays in USA or weekends (Saturday and Sunday).

1.4 “Inventions” shall mean discoveries, improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, developed or invented in connection with the Products, including all intellectual property rights therein.

1.5 “Infringement” shall mean as defined Section 7.5.

1.6 “Know-How” shall mean any and all proprietary or confidential information and materials (including samples of products, and active pharmaceutical ingredients and drug substances), now existing or hereafter arising, which are necessary or useful in connection with, the research, development, marketing, manufacture and having manufactured, advertising, promotion, distribution, import, or sale of the Products, whether patentable or not, including: (i) trade secrets and know-how; (ii) specifications, discoveries, inventions methods, procedures, formulas, processes, tests, assays, techniques; (iii) test data, including pharmacological, toxicological, clinical and non-clinical test data; (iv) safety and quality control data and information; and (v) technical and non-technical data and other information related to the foregoing.

1.7 “Liabilities” shall mean as defined in Section 9.1.

1.8 “Net Sales” shall mean total gross revenues invoiced by Jupiter for sales of the Products less shipping and sales taxes not ultimately recovered by Jupiter.

1.9 “Net Proceeds” shall mean gross proceeds generated from sale of ReJoy IP less all transactions costs and expenses, all ReJoy development costs for the ReJoy IP, and all direct costs incurred by Jupiter in the development of the Products.

ReJoy CONFIDENTIAL

1.10 “Patents” shall mean ReJoy patents US10064816 and US10357452, including any continuations, continuations-in-part, or divisional applications, reissues, renewals, reexaminations, extensions, corrections, or modifications related thereto.

1.11 “Products” shall mean prescription drug products developed by Jupiter exploiting the Rejoy IP and regulated by US FDA and approved under US FDA 505(b)(2) (i.e., accelerated pathway for approval).

1.12 “ReJoy IP” shall mean the inventions, proprietary technology, copyrights, Patents, Know-How, trade-secrets and any other intellectual property (excluding trademarks) of ReJoy solely with respect to the Products.

1.13 “Territory” shall mean worldwide.

ARTICLE II

TERM

2.1 The term of this Agreement shall commence on the Effective Date and shall continue until terminated according to the terms herein (the “Term”).

ARTICLE III

LICENSE; OBLIGATIONS

3.1 Subject to all the terms and conditions of this Agreement, ReJoy hereby grants to Jupiter an exclusive, non-transferable, non-sublicensable (except with ReJoy written consent) license to use the ReJoy IP to (i) have the Products approved for use by the US FDA, and (ii) upon US FDA approval of the Products, to develop, market, manufacture and have manufactured, sell, advertise, promote and distribute the Products in the Territory.

3.2 Jupiter acknowledges that ReJoy retains rights to ReJoy IP for all purposes (manufacture, sale, etc.) for any products other than the Products.

3.3 ReJoy shall have the sole responsibility for, and pay all costs for, maintaining, defending and prosecuting any ReJoy IP in its discretion.

3.4 Jupiter represents and warrants that it will use its commercially reasonable efforts in marketing and selling the Products.

3.5 Within sixty (60) days of the execution of this Agreement, ReJoy shall provide Jupiter with the ReJoy IP. ReJoy IP shall be provided on an “as is” basis and ReJoy shall bear the costs of such transfer. ReJoy shall remain at all times the sole owner of the ReJoy IP, and Jupiter may not disclose it to any third party nor use for any reason other than for the purposes of this Agreement, without ReJoy’s prior written consent.

3.6 Within twelve (12) months of the Effective Date, Jupiter shall hold a Pre-IND meeting with US FDA for the Products under 505(b)(2).

3.7 Within twenty-four (24) months of the Pre-IND meeting, Jupiter shall have initiated a US FDA approved Phase 1 trial for the Products.

3.8 Within twelve (12) months of completion of Phase 1 trials, Jupiter shall have initiated a US FDA approved Phase 2 clinical trial for the Products (s).

ARTICLE IV

ROYALTY; AUDIT; ASSET SALE

4.1 In consideration for the license grant herein, Jupiter shall pay ReJoy five percent (5%) royalty of Net Sales paid within thirty (30) days after the end of each calendar quarter.

4.2 From and after the Effective Date, within thirty (30) days following the end of each calendar quarter, Jupiter shall furnish to ReJoy a written report for the Products sold by Jupiter during such quarter, showing the following: (i) gross sales of each Drug; and (ii) Net Sales of each Drug, including a reconciliation of the gross sales to Net Sales calculation for each element of the Net Sales calculation. ReJoy shall furnish invoice within five (5) days from the receipt of report.

4.3 All payments to be made by Jupiter to ReJoy under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated by ReJoy as may be changed from time to time upon at least sixty (60) days’ prior written notice. All payments shall be made in US dollars. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution, and Jupiter shall make such payments in any manner as ReJoy may reasonably and lawfully direct.

4.4 The amount of royalty payment in Section 4.1 shall not include any taxes. Except as otherwise expressly provided in this Agreement, each party is responsible for its own taxes based on its own income, gross receipts, capital, right or ability to do business in a jurisdiction, property, payroll or otherwise; ReJoy shall be responsible for paying any and all taxes levied by the regulatory authorities of the jurisdiction(s) where ReJoy is incorporated or conducts business, on account of, or measured in whole or in part by reference to any amounts payable by Jupiter to ReJoy pursuant to this Agreement (the “Agreement Payments”). If applicable laws require the withholding of taxes, Jupiter shall make such withholding payments in a timely manner and shall make the Agreement Payments with deduction of such withholding payments. For the avoidance of doubt, the Agreement Payments shall be made after deduction or withholding of taxes that is required by the applicable laws from the amounts.

4.5 Jupiter shall maintain all records necessary to calculate the royalty stipulated in Section 4.1 during the Term of this Agreement and for a period of three (3) years thereafter. Upon ReJoy’s request, Jupiter shall permit an accounting firm designated by ReJoy reasonably acceptable to Jupiter to audit such records, for the purpose of determining compliance with the royalty payment in Section 4.1 (the “Audit”). The Audit shall be conducted at ReJoy’s sole cost and expense and not more than once per calendar year. ReJoy shall provide reasonable advance notice of an Audit at least prior to thirty (30) days of such Audit. ReJoy shall and shall cause said accounting firm to treat such records as the Proprietary Information of Jupiter. Further, both parties acknowledge that the accounting firm shall disclose to ReJoy in the written report only whether the Net Sales Reports are correct or incorrect and the amount of any underpayment. In the event the Audit discloses that Jupiter underpaid ReJoy, Jupiter shall immediately correct any underpaid amounts, and in the event the Audit discloses that Jupiter underpaid ReJoy in excess of five percent (5%), Jupiter shall additionally reimburse ReJoy for its reasonable costs and expenses associated with such Audit.

4.6 If during the Term, if ReJoy receives a bona fide offer to purchase the ReJoy IP, Jupiter shall have a 15 day Right of First Refusal (“ROFR”) to purchase the ReJoy IP on the same terms as such offer. If Jupiter does not agree to exercise its ROFR, and ReJoy sells the Rejoy IP (or sells the Rejoy IP as part of a larger asset portfolio), (i) this Agreement shall automatically terminate, and (ii) ReJoy shall pay Jupiter fifty percent (50%) of that portion of the Net Proceeds from such transaction attributed to the value of the ReJoy IP for the Products, as determined in ReJoy’s reasonable discretion. Notwithstanding the foregoing, if ReJoy sells the ReJoy IP for the Products, but is licensed such ReJoy IP back from purchaser with a right to sublicense, then this Agreement shall not terminate but shall continue, and ReJoy shall remain licensor herein, and all references to ReJoy owning the ReJoy IP herein shall be construed as ReJoy having the rights to license the ReJoy IP, and no payments shall be due to Jupiter under this Section 4.6.

ARTICLE V

COMPLIANCE

5.1 Authorization. Each party hereby represents and warrants to the other that: (a) it has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and delivered by such party, constitutes legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms; and (c) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound.

5.2 Compliance with Applicable Laws. Jupiter shall comply with all laws and regulations applicable to Jupiter in marketing, selling and manufacturing the Products. Without limiting the generality of the foregoing, Jupiter shall, at its own expense, make, obtain, and maintain in force at all times during the term of this Agreement, all required filings, registrations, licenses, permits and authorizations to exercise its license rights hereunder.

5.3 Status as Independent Contractor. The relationship established between ReJoy and Jupiter by this Agreement is that of a licensor to its licensee and nothing herein contained shall be deemed to establish or otherwise create a relationship of principal and agent between ReJoy and Jupiter. Jupiter represents that it is an independent contractor who will not be deemed an agent of ReJoy for any purpose whatsoever and neither the Jupiter nor any of its agents or employees will have any right or authority to assume or create any obligation of any kind, whether express or implied, on behalf of ReJoy.

5.4 Taxes. Jupiter shall bear the cost of any taxes, levies, duties and fees of any kind, nature or description whatsoever applicable to selling or importing the Products.

ARTICLE VI

ASSIGNMENT AND COMPETITION

6.1 Assignment. Jupiter may not, without prior written consent of ReJoy, assign or sublicense this Agreement to any third party. In the event of any permitted sublicense or assignment of the Agreement in accordance with the terms hereof, Jupiter or ReJoy shall ensure that any assignee agrees to and complies with the terms and conditions of this Agreement.

ARTICLE VII

INTELLECTUAL PROPERTY RIGHTS

7.1 Retention of Intellectual Property Rights. Jupiter acknowledges that ReJoy is the owner of all ReJoy IP. ReJoy shall retain all right, title and interest in and to ReJoy IP.

7.2 Use of ReJoy IP. During the Term and in accordance with the terms of this Agreement, Jupiter shall have the right to use the ReJoy IP solely in connection with Jupiter’s developing, marketing, manufacture, selling, advertising, promotion and distribution of the Products. Jupiter hereby covenants and agrees that its use of ReJoy IP will not dilute ReJoy IP.

7.3 New Technology. The entire right, title and interest in any new technology (and related intellectual property) developed by Jupiter, or jointly by Jupiter and ReJoy, in connection with the Products or the ReJoy IP, shall be owned by ReJoy and shall be considered ReJoy IP for purposes of this Agreement. Jupiter shall promptly (but no less often than quarterly) disclose to ReJoy any such new technology made, created, discovered or conceived by its employees and/or third party contractors during the Term.

7.4 Prosecution of Patents.

(a) Responsibility and Control. ReJoy shall be responsible for the filing, prosecution and maintenance of the ReJoy IP at ReJoy’s expense. ReJoy shall have sole control over such filings, prosecution and maintenance.

(b) Option to Prosecute. In the event that ReJoy desires to abandon or cease prosecution or maintenance of any ReJoy IP for which Jupiter then has a license under this Agreement, ReJoy shall provide reasonable prior written notice to Jupiter of such intention to abandon (which notice shall be given no later than ninety (90) days prior to the next deadline for any action that must be taken with respect to any such ReJoy IP in the relevant patent office). In such case, ReJoy shall permit Jupiter at Jupiter’s sole discretion, to continue prosecution and maintenance of such ReJoy IP, at Jupiter’s own expense and Jupiter shall promptly provide to ReJoy the latest information for such efforts.

(c) Cooperation. The non-prosecuting party shall reasonably assist and cooperate with the prosecuting party, at the prosecuting party’s expense, as the prosecuting party may reasonably request from time to time, in the prosecution of the ReJoy IP, as applicable, including that the non- prosecuting party shall provide access to relevant documents and other evidence and make inventors and employees available at reasonable business hours (provided, however, that neither party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such party are in place to protect such privilege).

7.5 Enforcement of ReJoy IP.

(a) Notification. In the event that either Jupiter or ReJoy becomes aware of (i) any alleged or threatened infringement by a third party of any Patent with respect to a Product that is sold or used by Jupiter or (ii) any declaratory judgment action or other similar challenge by a third party with respect to the same (in each case (i) and (ii), referred to for purposes of this Agreement as “Infringement”), it shall notify the other party in writing to that effect.

(b) Jupiter Rights.

(i) Subject to Section 7.5(c), Jupiter shall have the first right, but not the obligation, to seek to obtain a discontinuance of such Infringement or bring and prosecute an action against any third-party infringer under the ReJoy IP as applicable using counsel Jupiter chooses. For clarity, the foregoing includes the rights to defend the validity or enforceability of the ReJoy IP from any challenge. Jupiter shall bear the expenses of any action brought by it, except as otherwise expressly provided in this Section 7.5. ReJoy shall have the right to participate in any such action, at its own expense using counsel of its choice. In the event that ReJoy has elected to so participate, Jupiter shall consult with ReJoy regarding any settlement, consent judgment or other voluntary final disposition of the action. Notwithstanding the foregoing, unless otherwise set forth herein, and subject to Section7.5(c), Jupiter shall have the right to settle any action brought or being defended in accordance with this Section 7.5(b)(i); provided, however, that Jupiter may not settle any such suit or action under this Section 7.5(b)(i) in a manner that imposes any costs or liability on or involves any admission by ReJoy or otherwise adversely affects ReJoy’s rights under this Agreement, the ReJoy IP or other ReJoy business, without ReJoy’s express written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(ii) Any recovery obtained by either or both Jupiter and ReJoy in connection with or as a result of any action contemplated by this section, whether by settlement or otherwise, shall be shared in order as follows:

(1)	the party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;
(2)	the other party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and
(3)	any remaining amount of such recovery actually collected shall be equally distributed to Jupiter and ReJoy.

(c) ReJoy Rights.

(i) Jupiter shall promptly inform ReJoy if it elects not to exercise its first rights in the Territory of any ReJoy IP as set forth in Section 7.5(b)(i). ReJoy shall notify Jupiter if it intends to seek to obtain a discontinuance of such Infringement or bring and prosecute an action against the third party with respect to the ReJoy IP. Prior to ReJoy seeking discontinuance or initiating an action against such third party, the parties shall, promptly after Jupiter’s informing to ReJoy above, meet and confer regarding Jupiter’s decision not to exercise its first right and ReJoy shall consider Jupiter’s decision and the underlying reasons. Within thirty (30) Business Days of such meeting, Jupiter shall inform ReJoy whether it instead elects to enforce itself any of its rights. If Jupiter so elects, it shall do so in accordance with Section 7.5(b). Otherwise, ReJoy shall thereafter have the right but not the obligation to, within one hundred and twenty (120) days of Jupiter’s failure to elect, seek to obtain a discontinuance of such Infringement or bring and prosecute an action against the third party with respect to the ReJoy IP. ReJoy shall bear the expenses of any action brought by it. ReJoy shall not be obligated to consult with Jupiter regarding any settlement, consent judgment or other voluntary final disposition of the suit or action. Notwithstanding the foregoing, unless otherwise set forth herein, ReJoy shall have the right to settle any suit or action brought or being defended in accordance with this Section 7.5(c)(i); provided, however, that ReJoy may not settle any such suit or action under this Section 7.5(c)(i) in a manner that imposes any costs or liability on or involves any admission by Jupiter or otherwise adversely affects Jupiter’s rights under this Agreement or Jupiter business, without Jupiter’s express written consent (which consent shall not be unreasonably conditioned, withheld or delayed).

(ii) Any recovery obtained by either or both Jupiter and ReJoy in connection with or as a result of any action contemplated by this section, whether by settlement or otherwise, shall be shared in order as follows:

(1)	the party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;
(2)	the other party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and
(3)	any remaining amount of such recovery actually collected shall be distributed to ReJoy.

7.6 Cooperation. Where a party controls any Infringement action or other activities pursuant to Section 7.5 or Section 7.7, the other party shall assist and cooperate with the controlling party, as such controlling party may reasonably request from time to time and at such controlling party’s expense, in connection with its activities set forth in this Section 7.6, including where necessary, providing access to relevant documents and other evidence and making its employees available at reasonable business hours.

7.7 Patent Term Extension. The parties shall cooperate fully with each other in their efforts of obtaining patent term extension or supplemental protection certificates or their equivalents to the ReJoy IP. The parties shall discuss in good faith election as to the patent term extension of which ReJoy IP shall be pursued, and if the parties do not agree thereon, ReJoy shall have the right to make the election of the ReJoy IP to be extended. Provided that, in case ReJoy does not desire to obtain such extension but Jupiter desires the extension, ReJoy shall obtain such extension at Jupiter’s out-of-pocket expenses and Jupiter shall use commercially reasonable efforts to support ReJoy to obtain such extensions to ReJoy IP.

7.8 Third Party Intellectual Property Rights. On a Drug-by-Drug basis, in the event that a court or a governmental agency of competent jurisdiction determines that the ReJoy IP infringes the patent rights or other intellectual property rights of a third party, or if Jupiter, following consultation with outside counsel from a reputable law firm, reasonably determines in good faith that it is necessary to obtain a license from a third party under such third party’s patents in order for Jupiter to use, research develop market, manufacture, import, sell, advertise, promote and/or distribute such Drug, Jupiter shall promptly notify ReJoy. If Jupiter obtains such a license from a third party to enable itself to use, develop, market, manufacture, import, sell, advertise, promote and/or distribute any Drug, Jupiter may, in addition to any other remedy under or in connection with this Agreement, deduct an aggregate of the amounts actually paid to such third party pursuant to such license (license fees, milestones and royalty payments) from the payment to ReJoy under this Agreement. Jupiter will keep ReJoy reasonably informed of the decision to in-license third party’s patents and in connection with the negotiations with such third party.

7.9 Trademarks. Jupiter shall not have the right to use ReJoy trademarks.

ARTICLE VIII

REPRESENTATION, WARRANTY AND COVENANTS

ReJoy hereby represents and warrants to Jupiter as of the Effective Date and covenants, as follows:

(i)	it has sufficient legal and/or beneficial rights under the ReJoy IP to grant the exclusive licenses and any other rights granted to Jupiter hereunder, and it will not grant any licenses or rights to any other person or entity that would conflict with the exclusive licenses and any other rights granted to Jupiter hereunder.
(ii)	ReJoy is the sole and exclusive owner of the entire right, title and interest in the ReJoy IP existing as of the Effective Date, free and clear of any lien, or claim of ownership of any third party.
(iii)	(A) all issued Patents are in full force and effect and subsisting; (B) none of the issued Patents are currently involved in any interference, reissue, reexamination, or opposition proceeding; and (C) ReJoy has not received any written notice from any person, or has knowledge, of such actual or threatened proceeding.
(iv)	ReJoy has not previously entered into any agreement, whether written or oral, with respect to the assignment, transfer, license, conveyance or encumbrance of, or otherwise assigned, transferred, licensed, conveyed or encumbered its right, title, or interest in or to, any ReJoy IP to develop, market, manufacture and have manufactured, sell, advertise, promote and distribute the Products, including by granting any covenant not to sue with respect thereto.
(v)	there are no legal proceedings pending, ReJoy has not received written notice, and to the best of ReJoy’s knowledge, there are no claims;

(A) that is challenging the ownership, validity or enforceability of the ReJoy IP,

(B) that the use or practice of the ReJoy IP in the development, manufacture or commercialization of the Products does or would infringe, violate or misappropriate the intellectual property rights of a third Party; or

(C) that is otherwise involving any ReJoy IP.

(vi)	to the best of ReJoy’s knowledge, there exists no patents of third parties that would be infringed by the parties to perform their obligations hereunder;

(vii)	to the best of ReJoy’s knowledge, no third party is infringing or misappropriating any existing ReJoy IP;
(viii)	to the best of ReJoy’s knowledge, all information and data related to the Products provided in writing or any other tangible form by or on behalf of ReJoy to Jupiter on or before the Effective Date (including the information made available by or on behalf of ReJoy to Jupiter for the purpose of the due diligence performed by Jupiter) is true and accurate and not misleading in any material respects, and ReJoy has disclosed or made available to Jupiter any such information or data which would reasonably interpreted as material in the pharmaceutical business to Jupiter’s decision to enter into this Agreement; and
(ix)	all information and data related to the Products provided by or on behalf of ReJoy to Jupiter before, on or after the Effective Date, to be incorporated into regulatory document is accurate.

ARTICLE IX

INDEMNIFICATION AND LIMITATION ON LIABILITY

9.1 ReJoy Indemnity. ReJoy shall indemnify, defend and hold harmless Jupiter, its affiliates, officers, directors, agents and employees against, any and all loss, liability, third party liability, claims, allegations, losses, damages, suits, demands, actions, proceedings, judgements, costs or expenses (including attorneys’ fees and expenses as reasonably incurred) (collectively, the “Liability”) arising out of or relating to (i) any breach by ReJoy of any of its representations warranties or obligations under this Agreement, (ii) the gross negligence or willful misconduct of ReJoy or its employees, officers, directors or agents in performing any activities or obligations hereunder, or (iii) the infringement of the patent, copyright, trademark, trade secret or other intellectual property rights of any third party arising out of Jupiter’s activities conducted in compliance with this Agreement. Provided that in the case of any third-party claim, Jupiter shall (a) promptly notify ReJoy of the claim (in any event, within twenty (20) days after Jupiter becomes aware of the claim), (b) authorize and allow ReJoy to have sole control of the defense and settlement of the claim, and (c) provide all information and cooperation reasonably requested by ReJoy at ReJoy’s expense.

9.2 Jupiter Indemnity. Jupiter shall indemnify and hold harmless ReJoy, its affiliates, officers, directors, agents and employees against the Liability arising out of or relating to (i) any breach by Jupiter of any of its representations warranties or obligations under this Agreement, (ii) the gross negligence or willful misconduct of Jupiter or its employees, officers, directors or agents in performing any activities or obligations hereunder, or (iii) the infringement of the patent, copyright, trademark, trade secret or other intellectual property rights of any third party arising out of Jupiter’s activities not conducted in compliance with this Agreement. Provided that in the case of any third-party claim, ReJoy shall (a) promptly notify Jupiter of the claim (in any event, within twenty (20) days after ReJoy becomes aware of the claim) (b) authorize and allow Jupiter to have sole control of the defense and settlement of the claim, and (c) provide all information and cooperation reasonably requested by Jupiter at Jupiter’s reasonable expense.

9.3 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, TO THE OTHER PARTY UNDER THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED AND EXPRESSED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTIES ARISING OUT OF A COURSE OF PERFORMANCE OR DEALING.

9.4 Limitation on Liability. REJOY AND JUPITER WILL NOT BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE PRODUCTS OR REJOY IP.

ARTICLE X

TERMINATION

10.1 Termination for Breach. In the event of a material breach by a party to this Agreement, the non-breaching party has a right to terminate this Agreement with a thirty (30) days prior written notice; provided, the breaching party had failed to cure the breach within fifteen (15) days from the date of receiving the notice. If the breach is cured within this window, the termination notice shall automatically be deemed to have been withdrawn.

10.2 Termination for Failure to Meet Benchmarks. In the event Jupiter fails to meet its obligations in Sections 3.6, 3.7 or 3.8, ReJoy may terminate this Agreement immediately.

10.3 Termination upon Asset Sale. This Agreement shall terminate according to the terms of Section 4.6.

10.4 Effect of Insolvency. This Agreement shall automatically terminate (i) if either party files a petition in bankruptcy, or is adjudicated bankrupt, or a petition in bankruptcy filed against either party is not dismissed or stayed within One Hundred and Eighty (180) days; or (ii) if either party makes an assignment for the benefit of its creditors; or (iii) if a receiver, custodian, trustee or liquidator is appointed for the party or its business. In the event that a party who falls under any of above items shall immediately notify the other party in writing.

10.5 Upon Termination. In the event this Agreement is terminated, the licenses herein shall terminate, Jupiter shall pay ReJoy any owed Agreement Payments, Jupiter shall transfer ownership of any Drug data to ReJoy, and if the termination is under Section 4.6, ReJoy shall make the payments to Jupiter as described therein.

ARTICLE XI

PROPRIETARY INFORMATION

11.1 ReJoy and Jupiter each acknowledges that it may, in the course of performing its obligations under this Agreement, have access to the confidential, proprietary and commercially valuable information disclosed by the other party including, but not limited to, non-public information concerning the other party’s products, business partners and employees, customers and future plans.

11.2 Neither party shall use or disclose any such information except for use under the terms of this Agreement.

11.3 Neither party shall issue a press release or make a public statement of any type, including but not limited to advertisement, that mentions the other party, unless the other party provides prior written approval of such press release or public statement.

ARTICLE XII

MISCELLANEOUS

12.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of California without regard to conflict of law provisions. Any disputes arising out of or in relation to this Agreement shall be settled by arbitration under the American Arbitration Association held in Irvine, CA. The proceeding of arbitration shall be conducted in English and one (1) arbitrator shall be appointed for the proceeding in accordance with the said rule. The result of the arbitration shall be final and binding the Parties.

12.2 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows or as subsequently modified by written notice given in accordance with this Section 12.2.

if to ReJoy, to:

Address:17780 Fitch, Suite 192, Irvine, CA 92614

Attn: John McCoy

if to Jupiter, to:

Address: 1061 E Indiantown Road, Jupiter, FL 33477

Attn: Glynn Wilson

All notices given or made pursuant to this Agreement shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) one (1) business day after deposit with a nationally - recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) by email with receipt acknowledged.

12.3 Severability. If any term or provision of this Agreement shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.4 Reservation of Rights. Neither party shall receive any rights under this Agreement except for those rights expressly and unambiguously set forth herein.

12.5 Entire Agreement. This Agreement represents the complete agreement and understanding between ReJoy and Jupiter with respect to the subject matter herein and supersedes any other prior written or oral agreement with respect to the subject matter herein. The terms and conditions of this Agreement may only be modified in a writing signed by both parties.

12.6 Recovery of Costs. In any action to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees.

12.7 No Implied Waiver. Any failure by either party to enforce any of the terms and provisions of this Agreement shall not be considered a continuing waiver of that party’s right thereafter to enforce such terms and provisions. No provision of this Agreement shall be deemed waived unless such waiver is in writing signed by both parties.

12.8 Survival. Notwithstanding any termination or expiration of this Agreement, Articles VI (ASSIGNMENT, SOLICITATION AND COMPETITION), VII (INTELLECTUAL PROPERTY RIGHTS), IX (INDEMNIFICATION AND LIMITATION ON LIABILITY), X (TERMINATION), XII (MISCELLANEOUS) XI (PROPRIETARY INFORMATION) shall survive such termination or expiration. Unless otherwise specified herein, any obligations of the parties under this Agreement which by their nature will continue beyond the termination of this Agreement shall survive.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives.

Jupiter Wellness, Inc.		ReJoy

By:		By:
Name:	Glynn Wilson	Name:
Title:	Chairman	Title: